Exhibit 10.13

ETSY, INC.

CHANGE IN CONTROL SEVERANCE PLAN

(Effective as of the IPO Date)

The Etsy, Inc. (the “Company”) Change in Control Severance Plan (the “Plan”) is designed to provide protection to Participants in the event of a Change in Control so that they are encouraged to act in the best interest of stockholders without the distraction and concern for the uncertainty that could result from the effects of a Change in Control on their personal circumstances.

This Plan is governed by the laws of the State of Delaware.

I.	ELIGIBILITY FOR BENEFITS

1.	Participation

A. The Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), will select the Company executives who are eligible to participate in the Plan. The Plan Administrator (as defined below) will deliver a notice to each such executive, substantially in the form attached hereto as the “Participation Notice”, informing the executive that he or she is eligible to participate in the Plan. Each executive of the Company who receives a Participation Notice is a “Participant” in the Plan.

2.	Conditions

A. In order to receive Severance Benefits under the Plan, the Participant must (i) experience a Qualifying CIC Termination; (ii) execute, and not revoke, a general release of all claims (the “Release”) in the form provided by the Company in accordance with the terms of this Section I(2)(A); (iii) return all Company Property to the Company; and (iv) comply with all agreements between the Company and the Participant relating to confidentiality, non-competition, non-solicitation and non-interference. The Company shall deliver the Release to the Participant within 30 days after his or her Qualifying CIC Termination occurs. The Release will specify how much time such Participant has to sign it and whether there is a revocation period; provided, however, that the deadline for execution of the Release will in no event be later than 50 days after the Participant’s Qualifying CIC Termination and the Release must become effective by the 60th day after the Participant’s Qualifying CIC Termination. If the Release has not been signed by the Participant and become effective by the 60th day after the Participant’s Qualifying CIC Termination, then the Participant will cease to be eligible for benefits under this Plan.

B. In addition to the conditions in Section I(2)(A), a Participant shall not be entitled to Severance Benefits under the Plan unless and until such Participant has entered into the Company’s standard form of Employee Proprietary Information and Inventions Agreement or any similar or successor document.

C. If a Participant has not substantially complied with the material terms of all material agreements between the Company and the Participant, the Plan Administrator may deny and/or discontinue the payment of the Participant’s Severance Benefits and may require the Participant to repay any portion of the Severance Benefits already received under the Plan if, after the Company provides written notice of such noncompliance and repayment obligation to the Participant and the Participant fails to cure such noncompliance (if capable of being cured) within ten (10) days after receipt of such notice. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent. Repayment of cash amounts shall be in the form of a cash reimbursement to the Company of amounts previously paid, and repayment of any accelerated vesting shall be made in the form of a cash payment to the Company equal to the amount of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards triggered under the Plan (and, in either case, repayment can be made by offsetting the amount to be recouped from any compensation otherwise owed by the Company to the Participant, to the extent permissible under applicable law). Any remedy under this subsection (C) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

II.	HOW THE PLAN WORKS

1.	Severance Benefits

If a Participant is subject to a Qualifying CIC Termination and the Participant signs and does not revoke (to the extent permitted by law) a Release in accordance with Section I(2)(A), the Company will provide the following Severance Benefits, subject to the terms of the Plan:

A. An amount equal to (x) the Participant’s Monthly Base Salary times (y) the number of months in the Severance Period, payable in equal installments on the Company’s regular payroll dates from the Qualifying CIC Termination through the number of months in the Severance Period. Such payments shall commence within 60 days after the date of the Qualifying CIC Termination and the first such payment shall include any unpaid amounts accrued from the date of the Participant’s Qualifying CIC Termination. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

B. If the Participant (x) was a participant in the Company’s group health insurance plans (major medical, dental and vision) on the date of such Participant’s Qualifying CIC Termination and (y) timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay the full amount of the Participant’s COBRA premiums, or will provide coverage under such group health insurance plans, on behalf of the Participant and the Participant’s eligible dependents, in any such case as and when such premiums or coverage amounts would be due if paid for by the Participant, until the earliest to occur of (i) the end of the number of months in the COBRA Period, (ii) the expiration of the Participant’s eligibility for the continuation coverage under COBRA, and (iii) the date when the Participant becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the date of the Qualifying CIC Termination through the earliest to occur of the dates set forth in clause (i) through (iii), the “COBRA Payment Period”). These payments will be subject to applicable tax withholdings, including as necessary to avoid a violation of, or penalties under, the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act). On the 60th day following the Qualifying CIC Termination, the Company will make the first payment under this paragraph equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the date of the Qualifying CIC Termination, with the balance of the payments paid thereafter on the original schedule. In all cases, if the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, the Participant must immediately notify the Company of such event, and all payments and obligations under this paragraph will cease. Any insurance premiums that are paid by the Company will not include any amounts payable by the Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

C. Each of the Participant’s then-outstanding equity awards shall vest (if not already fully vested) as to a percentage of unvested shares (if any) per equity award equal to the Acceleration Factor, effective as of the later of the Participant’s Qualifying CIC Termination or the date of the Change in Control.

Payments made under this Plan shall not be treated as “compensation” for purposes of any 401(k) plan of the Company or a parent or subsidiary of the Company. A Participant will also receive his or her unpaid salary through his or her termination date and a lump sum payment for all accrued and unused vacation (through the termination date) in a final paycheck provided on his or her last day of work.

The Severance Benefits under this Section II(1)(B) shall be paid from the general assets of the Company.

2.	Sections 409A and 457A

Severance payments and benefits under the Plan are intended to be exempt from the application of Section 409A of the Code and any state law of similar effect, and the Plan will be construed to the greatest extent possible consistent with such intent. In particular, severance payments are intended to be exempt from the application of Section 409A of the Code pursuant to Treasury Regulation 1.409A-1(b)(4) (as a short-term deferral) and alternatively pursuant to Treasury Regulation 1.409A-1(b)(9)(iii) (to the extent of the dollar limitation set forth therein). To the extent not so exempt, the Plan will be construed to comply with the requirements of Section 409A of the Code so that none of the payments or benefits hereunder will be subject to additional tax imposed under Section 409A of the Code. For purposes of Section 409A of the Code, a Participant’s right to receive a series of installment payments under the Plan will be treated as a right to receive a series of separate payments. Severance payments and benefits under the Plan are also intended to be exempt from the application of Section 457A of the Code and will be construed to the greatest extent possible consistent with such intent.

Notwithstanding anything in the Plan to the contrary, if the Company determines that a Participant is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder when his or her Qualifying CIC Termination occurs, then to the extent that any payments or benefits to which a Participant becomes entitled under the Plan in connection with a Qualifying CIC Termination constitute “deferred compensation” subject to Section 409A of the Code, such payments shall not be paid, or, in the case of installments, shall not commence until expiration of the six-month period measured from the Participant’s Qualifying CIC Termination or the date of the Participant’s death, but only to the extent necessary to avoid the additional tax imposed by Section 409A of the Code. The severance payments or benefits that otherwise would have been made during such deferral period shall be paid in a lump sum on the first day following expiration of the deferral period.

3.	Golden Parachute Tax Limitation

The Internal Revenue Code imposes an excise tax on certain payments and other benefits received by certain officers and stockholders of a company in connection with its change of control. Such payments can include severance pay, loan forgiveness and acceleration of vesting.

A. Basic Rule. In the event that it is determined that any payment or distribution of any type (cash, equity or otherwise) to or for the benefit of a Participant made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid, payable, distributed or distributable pursuant to the terms of this Plan or under any other agreement including a Participant’s equity award agreements and including loan forgiveness (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Total Payments shall be made to the Participant either (i) in full or (ii) as to such lesser amount as would result in no portion of the Total Payments being subject to Excise Tax (a “Reduced Payment”), whichever of the foregoing results in the receipt by the Participant on an after-tax basis, of benefits of the greatest value, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax.

B. Rules Applicable to Reduced Payments

Determination by Accountant. The determination as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code) and whether to make a Reduced Payment shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Company (the “Accounting Firm”), which shall provide such determination (the “Determination”), together with detailed supporting calculations both to the Company and to the Participant within seven business days of the Participant’s Qualifying CIC Termination, if applicable, or such earlier time as is requested by the Company or by the Participant (if the Participant reasonably believes that any of the Total Payments may be subject to the Excise Tax). In any event, as promptly as practicable following the Accounting Firm’s Determination, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her. Any Determination by the Accounting Firm shall be binding upon the Company and the Participant, absent manifest error.

Reduction of Payments. For purposes of determining whether to make a Reduced Payment, if applicable, the Company shall cause to be taken into account all federal, state and local income and employment taxes and excise taxes applicable to the Participant (including the Excise Tax). If a Reduced Payment is made, the Company shall reduce or eliminate the Total Payments in the following order: (1) cancellation of accelerated vesting of options with no intrinsic value, (2) reduction of cash payments, (3) cancellation of accelerated vesting of equity awards other than options, (4) cancellation of accelerated vesting of options with intrinsic value and (5) reduction of other benefits paid to the Participant. In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s equity awards. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid farthest in time from the date of the Determination. For avoidance of doubt, an option will be considered to have no intrinsic value if the exercise price of the shares subject to the option exceeds the fair market value of such shares.

C. Underpayments and Overpayments. As a result of uncertainty in the application of Sections 4999 and 280G of the Code at the time of the initial Determination by the Accounting Firm hereunder, it is possible that payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of whether and to what extent a Reduced Payment shall be made hereunder. In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the Accounting Firm determines that an Overpayment has occurred, such Overpayment shall be treated for all purposes as a loan to the Participant that he or she shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

If this Section II(3) is applicable with respect to a Participant’s receipt of a Reduced Payment, it shall supersede any contrary provision of any plan, arrangement or agreement governing the Participant’s rights to the Total Payments.

III.	Definitions

Acceleration Factor shall mean the Acceleration Factor set forth in a Participant’s Participation Notice.

Cause shall mean a Participant’s (a) unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) breach of any material terms of any material agreement between the Participant and the Company, (c) material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) gross negligence or willful misconduct in the scope of the Participant’s employment, (f) continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation.

COBRA Period shall mean the COBRA Period set forth in a Participant’s Participation Notice.

Change in Control shall mean:

A. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities;

B. The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

C. The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

D. Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Code shall mean the Internal Revenue Code of 1986, as amended.

Company shall mean Etsy, Inc., a Delaware corporation, and any successor thereto.

Company Property shall mean all material paper and electronic Company documents (and all copies, reproductions or summaries thereof) created and/or received by the Participant during the Participant’s period of employment with the Company and other material Company materials and property (including without limitation, Company laptop computers and mobile devices), that the Participant has in the Participant’s possession or control, including, without limitation, materials of any kind that contain or embody any proprietary or confidential information of the Company (and all copies, reproductions or summaries thereof, in whole or in part). For the avoidance of doubt, Company Property does not include the Participant’s personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company.

Involuntary Termination shall mean a Separation as a result of the termination of a Participant’s employment by reason of:

A. involuntary dismissal or discharge by the Company (or the parent or subsidiary employing the Participant) for reasons other than Cause, or

B. such Participant’s voluntary resignation following (i) a material diminution in the Participant’s authority, duties or responsibilities, (ii) a material reduction in the Participant’s base compensation, (iii) a material change in the geographic location at which the Participant must perform services for the Company or (iv) any other action or inaction that constitutes a material breach by the Company (or parent or subsidiary employing the Participant) of a material term of the employment agreement or offer letter under which the Participant provides services (if any). For a Participant to receive the benefits under this Plan as a result of a voluntary resignation under this clause B, all of the following requirements must be satisfied: (1) the Participant must provide notice to the Company of his or her intent to assert this clause B within 90 days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv); (2) the Company (or parent or subsidiary employing the Participant) will have 30 days from the date of such notice to remedy the condition and, if it does so, the Participant may withdraw his or her resignation or may resign with no Plan benefits; and (3) any termination of employment under this clause B must occur within one hundred twenty-five (125) days after the initial existence of one or more of the conditions set forth in subclauses (i) through (iv). Should the Company (or parent or subsidiary employing the Participant) remedy the condition as set forth above and then one or more of the conditions arises again within the three (3) months before and twelve (12) months after a Change in Control, the Participant may assert this clause B again subject to all of the conditions set forth herein.

IPO Date shall mean the effective date of the registration statement filed by the Company with the Securities and Exchange Commission for its initial offering of common stock to the public.

Monthly Base Salary shall mean the Participant’s monthly base salary at the rate in effect immediately prior to the date of the Participant’s Qualifying CIC Termination, and does not include, for example, bonuses, overtime compensation, incentive pay, sales commissions or expense allowances.

Plan Administrator shall mean the individual(s) appointed by the Board (or Committee) to administer the terms of the Plan as set forth herein, and if no individual is appointed to serve as the Plan Administrator, the Plan Administrator shall be the senior-most human resources employee of the Company. Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Board or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

Qualifying CIC Termination shall mean a Participant’s Involuntary Termination within the three (3) months before and twelve (12) months after a Change in Control.

Separation shall mean a “separation from service” as defined in the regulations under Section 409A of the Code.

Severance Benefits shall mean the payments and benefits that a Participant is eligible to receive under Section II of the Plan.

Severance Period shall mean the severance period set forth in a Participant’s Participation Notice.

IV.	MISCELLANEOUS

1.	Plan Administration. The Plan Administrator has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for benefits under the Plan and the amount of benefits (if any) payable per Participant. Any determination by the Plan Administrator will be final and conclusive upon all persons.

2.	Benefits. The Company is not required to establish a trust to fund the Plan. The benefits provided under this Plan are not assignable and may be conditioned upon the Participant’s compliance with the Release of claims signed by the Participant and any confidentiality agreement and/or proprietary information and invention assignment agreement between the Company and the Participant.

3.

Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of the Participant’s Qualifying CIC Termination, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness.

Such offset will be made in accordance with all applicable laws. The Participant’s execution of the Participation Notice constitutes knowing written consent to the foregoing.

4.	Plan Terms. This Plan supersedes any and all prior separation, severance and salary continuation arrangements, programs and plans that were previously offered by the Company, either orally or in writing, for which a Participant was eligible. In no event shall a Participant receive cash severance benefits under this Plan and under any other Plan, program or arrangement, including, without limitation the Etsy, Inc. Severance Plan. In the event benefits are triggered to a Participant under both this Plan and the Etsy, Inc. Severance Plan, the Participant shall receive benefits only under this Plan.

5.	Plan Amendment or Termination. If not earlier terminated pursuant to the terms of this Section (IV)(5), the Plan shall terminate on the third anniversary of the date of its adoption (the “Expiration”). The Company, acting through its Board or its Compensation Committee, reserves the right to terminate or amend the Plan at any time and in any manner, subject to this Section (IV)(5). Any termination (including an Expiration) or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees; however, no termination (including an Expiration) or amendment that negatively impacts the rights or potential benefits of a Participant shall become effective within the three months prior to or twelve months following the date of a Change in Control.

6.	Taxes. All payments and benefits under the Plan will be subject to all applicable deductions and withholdings, including, without limitation, obligations to withhold for federal, state, provincial, foreign and local income and employment taxes. By becoming a Participant in the Plan, the Participant agrees to review with Participant’s own tax advisors the federal, state, provincial, local, and foreign tax consequences of participation in the Plan. The Participant will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liability that may arise as a result of becoming a Participant in the Plan.

7.	No Right to Employment. This Plan does not provide you with any right to continue employment with the Company (or any parent or subsidiary) or affect the Company’s right (or the right of any parent or subsidiary employing a Participant), which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason with or without cause.

ETSY, INC.

CHANGE IN CONTROL SEVERANCE PLAN

PARTICIPATION NOTICE

To:
Date:

You have been designated as eligible to participate in the Etsy, Inc. Change in Control Severance Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan document and this Participation Notice.

Severance Period:              months

COBRA Period:              months

Acceleration Factor:             %

Please return to the Company a copy of this Participation Notice signed by you and retain a copy of this Participation Notice, along with the Plan document and related materials, for your records.

I acknowledge and agree that the Severance Plan and the Severance Benefits (as defined in the Plan) to which I am entitled pursuant to the Plan and this Participation Notice supersede any and all prior separation, severance and salary continuation arrangements, programs and plans that were previously offered to me by the Company, either orally or in writing.

Signature

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Date